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                                   EXHIBIT 99



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      IMMEDIATELY                                            SEE BELOW

            SEAGRAM, PHILIPS AND POLYGRAM SIGN DEFINITIVE AGREEMENTS;
                     ADJUSTMENT OF PURCHASE PRICE ANNOUNCED

MONTREAL, June 22, 1998 -- The Seagram Company Ltd., Royal Philips Electronics and PolyGram N.V. today announced that they have signed definitive agreements with respect to the proposed acquisition of PolyGram by Seagram, through its entertainment subsidiary, Universal Studios, Inc., in a transaction valued at $10.4 billion.

Universal will acquire Philips' 75 percent ownership position in PolyGram as part of a tender offer for all issued shares, including publicly-held shares, for NLG 115 or approximately US$57 per share in cash or, at the shareholders' election, for a mixture of cash and Seagram common shares, based on an exchange ratio of 1.3772 Seagram shares for each PolyGram share. These agreements call for Seagram to issue a maximum of approximately 47.9 million common shares (12 percent of the outstanding shares after the transaction), or approximately $2 billion in value. Philips will tender all its PolyGram shares into the Seagram tender offer, acquire as many Seagram shares as may be available to it in the tender offer (taking into account the election by the public shareholders), and hold its Seagram shares for no less than two years.

On May 21, 1998, Seagram, Philips and PolyGram announced that they had reached an agreement in principle with a price of NLG 117 in cash for each PolyGram share or a mixture of cash and Seagram shares based on an exchange ratio of
1.4012 Seagram shares for each PolyGram share. The price was reduced to the price mentioned above to reflect lower than expected financial results of PolyGram during the second quarter of this fiscal year.

This announcement does not constitute the making of a tender offer for PolyGram shares. Seagram's obligation to commence the tender offer is subject to customary conditions, including preparation of the offering documents, obtaining necessary regulatory approvals, and the absence of defined materially adverse changes or events. The tender offer, which is expected to commence in the third quarter of this year, will also be subject to several customary conditions, including that 95 percent of PolyGram's issued share capital be tendered, expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval by the Commission of the European Communities, and absence of defined materially adverse changes or events. Offering documents, including the Notice of Offer (in Dutch: biedingsbericht), required under the applicable Dutch rules and regulations, will be made available at that time.

The Seagram Company Ltd. operates in two global business segments: beverages and entertainment. The beverage businesses are engaged principally in the production and marketing of distilled spirits, wines, fruit juices, coolers, beers and mixers throughout more than 150 countries and territories. The entertainment company, Universal Studios, Inc., produces and distributes motion picture, television and home video products, recorded music under the Universal Music Group, which includes Universal Music International, MCA Music Publishing and Universal Concerts, and such labels as MCA Records, MCA Records Nashville, GRP Recording Company, Geffen Records, Universal Records, Interscope Records, and Hip-O Records; and operates theme parks and retail stores. Headquartered in Montreal, Seagram employs 30,000 people worldwide. The Company's corporate website is located at www.seagram.com.


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PolyGram N.V. is a global entertainment company with annual revenues over $5.5 billion. It is the world's leading record company with such pop and classical record labels as A&M, Decca/London, Def Jam, Deutsche Grammophon, Island, London, Mercury, Motown, Philips Music Group, Polydor and Verve. Through its PolyGram Filmed Entertainment division, PolyGram is also a leading producer and distributor of film, television and video. Its film companies include Gramercy Pictures, Interscope Communications, PolyGram Films, PolyGram Television, PolyGram Video, Propaganda Films and Working Title Films. PolyGram is quoted on the Amsterdam and New York stock exchanges (PLG). PolyGram's U.S. website is at www.PolyGram-US.com.

Royal Philips Electronics of the Netherlands is one of the world's biggest electronics companies, with sales of over US $39 billion in 1997. It is a global leader in color television sets, lighting, home telephony products, electric shavers and recorded music (PolyGram). Its 264,700 employees in more than 60 countries are active in the areas of semiconductors and components, consumer products, professional products and systems, lighting, and software and services. Philips is quoted on the New York, London, Frankfurt, Amsterdam and other stock exchanges. News from Philips is located at www.news.philips.com.
 ...... The statements in this release relating to matters that are not historical facts are forward-looking statements that are not guarantees of future performance and involve risks and uncertainties, including but not limited to future global economic conditions, foreign exchange rates, regulatory approvals, market conditions, the actions of competitors and other factors.

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Contacts:

SEAGRAM                 UNIVERSAL STUDIOS, INC.               POLYGRAM
MEDIA:            MEDIA:                               MEDIA:
Ray Boyce               Iris Gelt                                  Dawn Bridges
212/572-7172            818/777-9775                               212/333-8357

INVESTOR RELATIONS:        UNIVERSAL MUSIC GROUP:     ROYAL PHILIPS ELECTRONICS
Joseph Fitzgerald          MEDIA:                  MEDIA:
212/572-7282               Bob Bernstein                   Jeremy Cohen
                           818/777-0589                    31-20-597-7213


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